Exhibit 99.1

MBIA Inc. Reports First Quarter 2013 Financial Results

Highlights

  MBIA Inc.’s (the Company’s) Adjusted Book Value (ABV), a non-GAAP measure, was $30.56 per share at March 31, 2013 compared with $30.68 per share at December 31, 2012 and $32.00 per share at March 31, 2012.
  MBIA Inc.’s adjusted pre-tax loss, a non-GAAP measure, was $20 million for the first quarter of 2013 compared with an adjusted pre-tax loss of $548 million for the first quarter of 2012.
  MBIA Inc. recorded net income available to common shareholders of $164 million, or $0.84 per share, for the first quarter of 2013, compared with net income of $10 million, or $0.05 per share, for the first quarter of 2012.
  On May 2, 2013, MBIA Corp. entered into an agreement (the Settlement Agreement) settling the lawsuit filed by MBIA Corp. on January 11, 2013 against Flagstar Bank and certain affiliated entities (Flagstar) concerning certain securitization transactions backed by second-lien mortgages which were insured by MBIA Corp. in 2006 and 2007. Under the terms of the Settlement Agreement, MBIA Corp. terminated the lawsuit against Flagstar and in exchange received $110 million in cash and other consideration.
  On May 6, 2013, MBIA Inc. and Bank of America agreed to the terms of a comprehensive settlement agreement, which among other things, resolved litigation between MBIA Inc. and certain of its subsidiaries and Bank of America and certain of its subsidiaries. As part of the settlement, MBIA Insurance Corporation (MBIA Corp.) received a net payment of approximately $1.7 billion consisting of approximately $1.6 billion in cash and $136 million principal amount of MBIA Inc.’s 5.70% Senior Notes due 2034. Bank of America and MBIA Inc. have also agreed to the commutation of all of the MBIA Corp. policies held by Bank of America, which have a notional insured amount of approximately $7.4 billion, and of which $6.1 billion are policies insuring credit default swaps held by Bank of America referencing commercial real estate exposures. MBIA Corp. will have no further payment obligations under the commuted policies.
  On May 8, 2013, MBIA Corp. entered into a settlement agreement with Société Générale under which certain insured exposures were commuted and Société Générale agreed to dismiss the pending litigation between the parties concerning MBIA’s Transformation. This agreement ends all Transformation-related litigation with bank plaintiffs.
  Most of the proceeds received by MBIA Corp. from the Bank of America and Flagstar settlements were used to repay the outstanding balance of the secured loan from its affiliate, National Public Finance Guarantee Corporation (National). The outstanding balance of the loan was approximately $1.7 billion as of April 1, 2013. The loan has been paid in full and extinguished.
  During the first quarter of 2013, MBIA Corp. commuted $2.1 billion of gross insured exposure, primarily comprising investment grade corporate collateralized debt obligations (CDOs). Subsequent to March 31, 2013, MBIA Corp. agreed to commute $7.4 billion of exposure in connection with the Bank of America settlement, primarily comprising structured commercial mortgage-backed securities (CMBS) pools and $4.2 billion of exposure held by Société Générale comprising asset-backed securities (ABS) CDOs, structured CMBS pools and commercial real estate (CRE) CDOs. In addition, it also agreed to commute $1.8 billion of exposure with other counterparties primarily comprising first-lien subprime and alternative-A residential mortgage-backed securities (RMBS), asset-backed securities (ABS) CDOs, structured CMBS pools and commercial real estate (CRE) CDOs. Commutations and agreements to commute insured exposures have totaled $83.6 billion since the beginning of the fourth quarter of 2008.

ARMONK, N.Y.--(BUSINESS WIRE)--May 9, 2013--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $30.56 per share at March 31, 2013 compared with $30.68 per share at December 31, 2012. Book Value (BV) per share was $17.04 as of March 31, 2013, compared to $16.22 as of December 31, 2012.

MBIA Inc.’s adjusted pre-tax loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) for the first quarter of 2013 was $20 million compared with an adjusted pre-tax loss of $548 million for the first quarter of 2012. The lower adjusted pre-tax loss for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 was driven primarily by lower net losses on insured exposures, the absence of net investment losses related to other-than-temporary impairments, gains on sales of investments and lower operating expenses due to significantly lower legal and litigation-related costs. ABV and adjusted pre-tax income (loss) provide investors with additional views of the Company’s operating results that management finds useful in measuring financial performance. Reconciliations of ABV to BV calculated in accordance with GAAP and adjusted pre-tax income (loss) to pre-tax income (loss) calculated in accordance with GAAP are attached.

Net income available to common shareholders for the first quarter of 2013 was $164 million, or $0.84 per share, compared with net income of $10 million, or $0.05 per share, for the first quarter of 2012. In the three months ended March 31, 2013, the Company recorded a $194 million reduction in losses incurred compared with $97 million of losses incurred in the three months ended March 31, 2012. There were no investment losses related to other-than-temporary impairments in the first quarter of 2013 compared with $94 million of losses related to other-than-temporary impairments in the first quarter of 2012 and $106 million of operating expenses in the first quarter of 2013 compared with $158 million of operating expenses in the first quarter of 2012.

These positive drivers of the improvement in net income were partially offset by $73 million of unrealized losses on insured derivatives in the first quarter of 2013 compared with $303 million of unrealized gains on insured derivatives in the first quarter of 2012. The unrealized net loss on insured credit derivatives in the first quarter of 2013 resulted from a more favorable market perception of MBIA Corp.’s credit quality, partially offset by the effects of changes in the weighted average life of the portfolio and favorable movements in spreads and pricing on collateral within the transactions. The unrealized net gain on insured credit derivatives in the first quarter of 2012 resulted primarily from a combination of gains associated with commutations of insured exposures and tighter credit spreads on the underlying collateral, partially offset by the impact of an improved market perception of MBIA Corp.'s credit quality. The Company is required to adjust the values of its derivative liabilities for the market's perception of its non-performance risk. A decrease in the value of the derivative liabilities attributable to an increase in non-performance risk is reflected as an unrealized gain while an increase in the value of the derivative liabilities attributable to a decline in non-performance risk is reflected as an unrealized loss in the income statement.

“This quarter’s financial results and subsequent settlements reflect a continued trend toward risk reduction in our businesses,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin.  “Our settlements with Bank of America, Société Générale, Flagstar and a secondary program have improved the liquidity profile and volatility of economic losses of MBIA Corp. and substantially reduced the risk of regulatory intervention against it, while at the same time allowing it to repay its secured loan from National.  Although there are yet volatile structured exposures that we expect to commute, and litigations with investors and mortgage originators that need to be settled or adjudicated, the risk profile of the company has been substantially improved since we last reported.”

Adjusted Book Value and Book Value

The following is a summary of ABV and BV per share data by segment as of March 31, 2013:

	U.S. Public Finance	Structured Finance and International	Advisory Services	Corporate	Wind-down Segment	Consolidated
3/31/13 ABV per share	$25.61	$11.51	$0.11	$(3.10)	$(3.57)	$30.56
3/31/13 BV per share	$20.97	$2.81	$0.11	$(3.27)	$(3.58)	$17.04

First Quarter 2013 Segment Results

The following is a summary of pre-tax results by segment for the first quarter of 2013:

$ in millions	U.S. Public Finance	Structured Finance and International	Advisory Services	Corporate	Wind-down Segment	Consolidated
1Q 2013 Pre-tax Income (Loss)	$142	$136	$(1)	$(46)	$(19)	$215
1Q 2012 Pre-tax Income (Loss)	$55	$102	$(4)	$(10)	$(147)	$21

First Quarter 2013 Adjusted Pre-Tax Income

The following is a summary of adjusted pre-tax income (loss) for the first quarter of 2013 where such results differ from pre-tax income calculated in accordance with GAAP:

$ in millions	Structured Finance and International	Consolidated
1Q 2013 Adj. Pre-tax Income (Loss)	$(97)	$(20)
1Q 2012 Adj. Pre-tax Income (Loss)	$(446)	$(548)

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corp. (National) subsidiary.

The U.S. public finance insurance segment recorded $142 million of pre-tax income in the first quarter of 2013 compared with $55 million of pre-tax income in the first quarter of 2012.

Total premiums earned in the U.S. public finance insurance segment were $103 million in the first quarter of 2013, down 3 percent from $106 million of total premiums earned in the first quarter of 2012, reflecting a decrease in scheduled premiums earned.

Net investment income for the U.S. public finance insurance segment was $49 million in the first quarter of 2013, down 9 percent from $54 million in the first quarter of 2012 due to both lower average yields and lower invested assets.

Net gains on financial instruments at fair value and foreign exchange totaled $32 million in the first quarter of 2013, compared with $10 million in the first quarter of 2012. The gains in both periods were driven by asset sales attributable to the ongoing management of the U.S. public finance insurance segment’s investment portfolios.

The U.S. public finance insurance segment’s loss and loss adjustment expenses totaled $4 million in the first quarter of 2013 compared with $14 million in the first quarter of 2012.

Expenses associated with the amortization of deferred acquisition costs totaled $22 million in the first quarter of 2013, essentially flat with the first quarter of 2012.

Operating expenses were $18 million in the first quarter of 2013, compared with $80 million in the first quarter of 2012. Operating expenses in the first quarter of 2012 were driven by legal and litigation-related costs.

As of March 31, 2013, National’s statutory capital was $3.3 billion and its claims-paying resources (as described in the attached Explanation of Non-GAAP Financial Measures) totaled $5.7 billion.

On May 8, 2013, Standard & Poor’s Ratings Services (S&P) raised its financial strength rating on National to “BBB” from “BB” and its standalone credit profile to “A” from “BB”. At the same time, S&P placed the rating on CreditWatch Positive.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The structured finance and international insurance segment had an adjusted pre-tax loss of $97 million for the first quarter of 2013 compared with an adjusted pre-tax loss of $446 million for the first quarter of 2012. Premiums earned, net investment income, fees and reimbursements, and premiums and fees on insured derivatives totaled $95 million in the first quarter of 2013. All other line items in the aggregate, except losses and credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) and loss-related expenses, had a net $94 million negative impact on the adjusted pre-tax loss. Losses, credit impairments and loss-related expenses on insured exposures totaled $98 million in the first quarter of 2013, compared with $402 million in the first quarter of 2012.

The following is a summary of MBIA Corp.’s insured portfolio economic loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) activity in the first quarter:

1Q 2013 Economic Loss (Benefit) Activity
($ in millions)	Second- Lien RMBS	First-Lien RMBS	ABS CDO	CMBS	Other	Total

Change in Expected Payments	$109	$(12)	$(43)	$285	$(10)	$329

Change in Expected Salvage	(255)	(4)	5	(3)	26	(231)
Total Economic Losses (Benefit)	$(146)	$(16)	$(38)	$282	$16	$98

In the first quarter, the Company increased its expectations of future payments on second-lien RMBS exposures by $109 million reflecting increases in the weightings of certain stress scenarios in the Company’s loss modeling due to slower than expected declines in early stage delinquencies within these transactions. Expected salvage increased by $255 million primarily reflecting additional anticipated recoveries attributable to contractually due interest on the Company’s put-back claims as well as from incremental contractual claims related to ineligible mortgage loans improperly included in the insured securitizations.

First quarter economic losses on first-lien RMBS and multi-sector ABS CDO exposures were a benefit of $16 million and $38 million, respectively, driven by reductions in loss reserves.

In the first quarter of 2013, the Company estimated $282 million of incremental economic losses on certain insured transactions backed by pools of CMBS. The increase primarily reflects adjustments to commutation price assumptions and additional deterioration within some insured transactions.

Portions of the $98 million of total economic losses are on policies subject to insurance accounting while other amounts relate to losses on insured variable interest entities (VIEs) or insured credit derivatives for which GAAP specifies different accounting. The following is a summary of first quarter economic losses based on those categories:

1Q 2013 Economic Losses (Benefit)
$ in millions

Change in Expected Payments	$(1)
Change in Insurance Recoveries	(197)
Loss & LAE Expense on Policies Subject to Insurance Accounting	$(198)

Credit Impairments on Insured VIEs	$5

Credit Impairments on Insured Credit Derivatives	$290
LAE on Insured Credit Derivatives	1
Credit Impairments and LAE on Insured Credit Derivatives	$291

Total Economic Losses (Benefit)	$98

Net payment activity on second-lien RMBS exposures consisted of the following:

$ in millions	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013

Paid Claims	$169	$139	$107	$92	$121
Collections on Paid Claims and Put-back Recoveries	(7)	(6)	(6)	(8)	(16)
Paid LAE (net of collections)	14	35	29	37	6

Net Payments	$176	$168	$130	$121	$111

Net payments on insured second-lien RMBS exposures totaled $111 million in the first quarter of 2013 compared with $121 million in the fourth quarter of 2012 and $176 million in the first quarter of 2012.

On May 2, 2013, MBIA Corp. entered into an agreement (the Settlement Agreement) settling the lawsuit filed by MBIA Corp. on January 11, 2013 against Flagstar concerning certain securitization transactions backed by second-lien mortgages which were insured by MBIA Corp. in 2006 and 2007. Under the terms of the Settlement Agreement, MBIA Corp. terminated the lawsuit against Flagstar and in exchange received $110 million in cash and other consideration.

On May 6, 2013, MBIA Inc. and Bank of America agreed to the terms of a comprehensive settlement agreement, which among other things, resolved litigation between MBIA Inc. and certain of its subsidiaries and Bank of America and certain of its subsidiaries. As part of the settlement, MBIA Corp. received a net payment of approximately $1.7 billion consisting of approximately $1.6 billion in cash and $136 million principal amount of MBIA Inc.’s 5.70% Senior Notes due 2034. Bank of America and MBIA Inc. have also agreed to the commutation of all of the MBIA Corp. policies held by Bank of America, which have a notional insured amount of approximately $7.4 billion, and of which $6.1 billion are policies insuring credit default swaps held by Bank of America referencing commercial real estate exposures. MBIA Corp. will have no further payment obligations under the commuted policies. In addition, Bank of America’s obligations to repurchase ineligible mortgages in securitizations insured by MBIA Corp. were extinguished.

Most of the proceeds received from Bank of America were used to repay the Secured Loan from MBIA Corp.’s affiliate, National, in full.

As a part of the settlement, Bank of America provided a $500 million loan commitment to MBIA Corp. which can be used for general corporate purposes. Finally, Bank of America received warrants to purchase approximately 10 million shares of MBIA Inc. for $9.59 per share.

On May 8, 2013, MBIA Corp. entered into a settlement agreement with Société Générale under which certain insured exposures were commuted and Société Générale agreed to dismiss the pending litigation between the parties concerning MBIA’s Transformation.

The commutations completed subsequent to March 31, 2013 will reduce MBIA Corp.’s statutory case loss reserves by $1.5 billion. In addition, the settlements of the put-back litigation with Bank of America and Flagstar will reduce statutory put-back recoverables by $2.9 billion. Because these transactions were agreed upon in the period subsequent to March 31, 2013, but before MBIA Corp. published its statutory results, the March 31, 2013 amounts were adjusted to reflect the agreements. The net effect of the adjustments was to lower statutory capital by an immaterial amount. The commutation costs and the put-back receipts were consistent with both the related put-back recoverables and related case reserves that existed on MBIA Corp.’s balance sheet as of March 31, 2013.

As of March 31, 2013, MBIA Corp.’s statutory balance sheet reflected $896 million in cash and invested assets. Cash, short-term investments and other highly liquid investments available to meet liquidity demands, excluding amounts held by subsidiaries, totaled $258 million. In connection with the Bank of America settlement, MBIA Corp. has entered into a $500 million three-year secured revolving credit agreement with Bank of America, which MBIA Corp. may use for general corporate purposes. Borrowings under the agreement will be secured by a pledge of the collateral that secured the National loan to MBIA Corp. and by 65% of MBIA Corp.’s equity interest in its wholly-owned subsidiary, MBIA UK (Holdings) Limited. The Company believes MBIA Corp.’s current liquidity position, together with future cash inflows and amounts available under the Bank of America credit facility, is adequate to make expected future claim payments.

MBIA Corp. had statutory capital of $1.3 billion and claims-paying resources totaling $5.3 billion at March 31, 2013.

On May 8, 2013, Standard & Poor's Ratings Services raised its financial strength rating on MBIA Corp. to 'B' from 'CCC'. The outlook is stable.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiaries. Cutwater recorded a pre-tax loss of $1 million in the first quarter of 2013 compared with a pre-tax loss of $4 million in the first quarter of 2012, as lower fees and reimbursements were more than offset by reductions in operating expenses.

During the first quarter of 2013, the Company’s Trifinium Advisors (UK) Limited (Trifinium) subsidiary began managing a financing program that provides loans to the social housing sector in the United Kingdom. Trifinium earns fees for management and other services provided to the program.

MBIA Inc. Holding Company

MBIA Inc. contains the Corporate segment and Wind-down Operations. General corporate activities are conducted through the Corporate segment. The Company’s corporate operations primarily consist of holding company activities, including its service company, Optinuity. The Company’s Wind-down Operations comprise its ALM and Conduit segments, both of which are in run-off.

The Corporate segment recorded a pre-tax loss of $46 million in the first quarter of 2013 compared with a pre-tax loss of $10 million in the first quarter of 2012. The increase in the Corporate segment's pre-tax loss was driven by significantly higher legal and litigation related expenses partially offset by higher fees from affiliates and a decrease in interest expense following the repurchase of a portion of the Company outstanding senior notes. The fees for affiliate services may vary significantly from period to period.

The Company’s Wind-down Operations recorded a pre-tax loss of $19 million in the first quarter of 2013 compared with a pre-tax loss of $147 million in the first quarter of 2012. The pre-tax loss in the first quarter of 2013 was driven by negative net interest spread in the ALM business, losses related to fair valuing financial instruments and by a $10 million fee paid to the Corporate segment partially offset by favorable foreign exchange. The pre-tax loss in the first quarter of 2012 was driven by a $73 million net loss on financial instruments at fair value and foreign exchange resulting primarily from losses on asset sales and by $54 million in net investment losses related to other-than-temporary impairments to assets identified for sale but not yet sold. Ongoing negative net interest spread in the ALM business, a portion of which is included in net gains (losses) on financial instruments at fair value and foreign exchange, totaled approximately $22 million in the first quarter of 2013 and $35 million in the first quarter of 2012.

As of March 31, 2013, MBIA Inc. had liquidity of $373 million comprising cash and liquid assets of $317 million held in the Corporate segment available for general corporate liquidity purposes, excluding the amounts held in escrow under its tax sharing agreement, and $56 million not pledged directly as collateral held in the asset/liability products segment. MBIA Inc. seeks to maintain sufficient liquidity and capital resources to meet its general corporate needs as well as the needs of the asset/liability products operations.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Friday, May 10, 2013 at 8:00 AM (EDT) to discuss its first quarter 2013 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 57164744. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on May 10 until 11:59 p.m. on May 24 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 57164744. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, whether the Company will realize, or will be delayed in realizing, insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions at the levels recorded in its financial statements, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios and in particular, due to the performance of CDOs including multi-sector, CMBS and CRE CDOs and RMBS, the failure to obtain regulatory approval to implement our risk reduction and liquidity strategies, the possibility that loss reserve estimates are not adequate to cover potential claims, the risk that MBIA Insurance Corporation will be placed in a rehabilitation or liquidation proceeding by the NYSDFS, the Company’s ability to access capital and the Company’s exposure to significant fluctuations in liquidity and asset values within the global credit markets, in particular in the ALM business, the Company’s ability to fully implement its strategic plan, including its ability to achieve high stable ratings for National or any other insurance subsidiaries, and the Company’s ability to commute certain of its insured exposures, including as a result of limited available liquidity, the Company’s ability to favorably resolve litigation claims against the Company, and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income (Loss): Adjusted pre-tax income (loss), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income (loss). The Company uses adjusted pre-tax income (loss) as a measure of fundamental periodic financial performance. Adjusted pre-tax income (loss) adjusts GAAP pre-tax income (loss) to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income (loss) is not a substitute for and should not be viewed in isolation from GAAP pre-tax income (loss) and the Company’s definition of adjusted pre-tax income (loss) may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual net payments for the period plus the present value of the Company’s estimate of expected future net claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

Economic Losses: Economic losses for a reporting period represent the change in the discounted values of net payments without regard to the manner in which they are presented in the Company’s financial statements. Economic losses are calculated in accordance with GAAP, with the exception of those related to insured credit derivative impairments. The amounts reported for insured credit derivative impairments are calculated in accordance with U.S. STAT because GAAP does not contain a comparable measurement basis for these contracts. Losses and recoverables on VIEs that are eliminated in consolidation are included because the consolidation of these VIEs does not impact whether or not the Company will be required to make payments under insurance contracts. As a result of the different accounting bases of amounts, the total economic losses represent a non-GAAP measure.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions except share and per share amounts)

	March 31, 2013	December 31, 2012
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $4,101 and $4,347)	$4,215	$4,485
Fixed-maturity securities at fair value	243	244
Investments pledged as collateral, at fair value (amortized cost $374 and $489)	333	443
Short-term investments held as available-for-sale, at fair value (amortized cost $859 and $662)	866	669
Other investments (includes investments at fair value of $13 and $12)	22	21
Total investments	5,679	5,862

Cash and cash equivalents	862	814
Premiums receivable	1,161	1,228
Deferred acquisition costs	290	302
Insurance loss recoverable	3,877	3,648
Property and equipment, at cost (less accumulated depreciation of $144 and $146)	68	69
Deferred income taxes, net	1,146	1,199
Other assets	238	268
Assets of consolidated variable interest entities:
Cash	72	176
Investments held-to-maturity, at amortized cost (fair value $2,759 and $2,674)	2,826	2,829
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $628 and $637)	623	625
Fixed-maturity securities at fair value	1,753	1,735
Loans receivable at fair value	1,819	1,881
Loan repurchase commitments	1,176	1,086
Other assets	2	2
Total assets	$21,592	$21,724

Liabilities and Equity
Liabilities:
Unearned premium revenue	$2,774	$2,938
Loss and loss adjustment expense reserves	785	853
Investment agreements	915	944
Medium-term notes (includes financial instruments carried at fair value of $181 and $165)	1,577	1,598
Long-term debt	1,661	1,662
Derivative liabilities	3,006	2,934
Other liabilities	377	315
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $3,578 and $3,659)	7,039	7,124
Derivative liabilities	149	162
Total liabilities	18,283	18,530

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--277,793,696
and 277,405,039	278	277
Additional paid-in capital	3,107	3,076
Retained earnings	2,203	2,039
Accumulated other comprehensive income (loss), net of tax of $18 and $21	9	56
Treasury stock, at cost--84,836,010 and 81,733,530 shares	(2,309)	(2,275)
Total shareholders' equity of MBIA Inc.	3,288	3,173
Preferred stock of subsidiary and noncontrolling interest	21	21
Total equity	3,309	3,194
Total liabilities and equity	$21,592	$21,724

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (unaudited)
(In millions)

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
Three Months Ended March 31, 2013	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$56	$36	$-	$-	$-	$92	$(13)	$79
Refunding premiums earned	47	-	-	-	-	47	(6)	41
Total premiums earned	103	36	-	-	-	139	(19)	120
Net investment income	49	5	-	1	7	62	(24)	38
Fees and reimbursements	2	24	11	27	-	64	(58)	6
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	-	12	-	-	-	12	-	12
Unrealized gains (losses) on
insured derivatives	-	(73)	-	-	-	(73)	-	(73)
Net change in fair value of
insured derivatives	-	(61)	-	-	-	(61)	-	(61)
Net gains (losses) on financial instruments
at fair value and foreign exchange	32	22	-	5	3	62	1	63
Net gains (losses) on extinguishment
of debt	-	-	-	-	4	4	-	4
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	2	15	1	16
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	31	-	-	-	31	2	33
Total revenues	186	70	11	33	16	316	(97)	219

Expenses:
Losses and loss adjustment	4	(198)	-	-	-	(194)	-	(194)
Amortization of deferred acquisition costs	22	33	-	-	-	55	(39)	16
Operating	18	26	12	67	2	125	(19)	106
Interest	-	58	-	12	20	90	(30)	60
Expenses of consolidated VIEs:
Operating	-	5	-	-	11	16	(12)	4
Interest	-	10	-	-	2	12	-	12
Total expenses	44	(66)	12	79	35	104	(100)	4

Pre-tax income (loss)	$142	$136	$(1)	$(46)	$(19)	$212	$3	215

Provision (benefit) for income taxes								51

Net income (loss)								$164

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (unaudited)
(In millions)

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
Three Months Ended March 31, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$59	$47	$-	$-	$-	$106	$(10)	$96
Refunding premiums earned	47	-	-	-	-	47	(6)	41
Total premiums earned	106	47	-	-	-	153	(16)	137
Net investment income	54	8	-	1	16	79	(17)	62
Fees and reimbursements	1	25	13	23	-	62	(55)	7
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	-	(4)	-	-	-	(4)	-	(4)
Unrealized gains (losses) on
insured derivatives	-	303	-	-	-	303	-	303
Net change in fair value of
insured derivatives	-	299	-	-	-	299	-	299
Net gains (losses) on financial instruments
at fair value and foreign exchange	10	18	-	5	(73)	(40)	21	(19)
Investment losses related to other-than-
temporary impairments:
Investment losses related to other-than-
temporary impairments	-	(2)	-	-	(51)	(53)	-	(53)
Other-than-temporary impairments
recognized in accumulated
other comprehensive income (loss)	-	(38)	-	-	(3)	(41)	-	(41)
Net investment losses related to
other-than-temporary impairments	-	(40)	-	-	(54)	(94)	-	(94)
Other net realized gains (losses)	-	1	-	-	-	1	-	1
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	3	16	1	17
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	(31)	-	-	-	(31)	4	(27)
Total revenues	171	340	13	29	(108)	445	(62)	383

Expenses:
Losses and loss adjustment	14	83	-	-	-	97	-	97
Amortization of deferred acquisition costs	22	27	-	-	-	49	(36)	13
Operating	80	57	17	25	4	183	(25)	158
Interest	-	53	-	14	31	98	(25)	73
Expenses of consolidated VIEs:
Operating	-	7	-	-	-	7	(1)	6
Interest	-	11	-	-	4	15	-	15
Total expenses	116	238	17	39	39	449	(87)	362

Pre-tax income (loss)	$55	$102	$(4)	$(10)	$(147)	$(4)	$25	21

Provision (benefit) for income taxes								11

Net income (loss)								$10

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended March 31,
	2013	2012
Adjusted pre-tax income (loss)	$(20)	$(548)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	18	5
Mark-to-market gains (losses) on insured credit derivatives	(73)	303
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	(290)	(261)
Pre-tax income (loss)	$215	$21

STRUCTURED FINANCE & INTERNATIONAL INSURANCE (MBIA CORP.)
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended March 31,
	2013	2012
Adjusted pre-tax income (loss)	$(97)	$(446)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	16	(16)
Mark-to-market gains (losses) on insured credit derivatives	(73)	303
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	(290)	(261)
Pre-tax income (loss)	$136	$102

(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:

	March 31,	December 31,
	2013	2012	Change
Reported Book Value	$17.04	$16.22	$0.82

Adjustments for items included in book value per share (after-tax):
Cumulative net loss from consolidating certain VIEs (1)	0.53	0.59	(0.06)
Cumulative unrealized loss on insured credit derivatives	10.09	9.70	0.39
Net unrealized (gains) losses included in other comprehensive income	(0.31)	(0.47)	0.16
Adjustments for items not included in book value per share (after-tax):
Net unearned premium revenue (2)(3)	9.07	9.49	(0.42)
Cumulative impairments on insured credit derivatives	(5.86)	(4.85)	(1.01)
Adjusted Book Value (4)	$30.56	$30.68	$(0.12)

(1)	Represents the impact on consolidated total equity of VIEs that are not considered a business enterprise of the Company.
(2)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.
(3)	The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

Net Income (Loss) per Common Share:
		Three Months Ended
		March 31,
		2013	2012
	Basic	$0.84	$0.05
	Diluted	$0.84	$0.05

Weighted Average Number of Common Shares Outstanding:

	Basic	194,523,933	193,489,424
	Diluted	195,631,960	194,594,974

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2013	December 31, 2012
Policyholders’ surplus	$2,104	$1,999
Contingency reserves	1,245	1,249
Statutory capital	3,349	3,248

Unearned premium reserve	1,951	2,041
Present value of installment premiums (1)	213	217
Premium resources (2)	2,164	2,258

Net loss and loss adjustment expense reserves (1)	(103)	(109)
Salvage reserves	263	262
Gross loss and loss adjustment expense reserves	160	153
Total claims-paying resources	$5,673	$5,659

Net debt service outstanding	$496,903	$519,458

Capital ratio (3)	148:1	160:1

Claims-paying ratio (4)	101:1	107:1

MBIA Insurance Corporation
	March 31, 2013	December 31, 2012
Policyholders’ surplus	$784	$965
Contingency reserves	478	493
Statutory capital	1,262	1,458

Unearned premium reserve	585	600
Present value of installment premiums (5)	979	1,035
Premium resources (2)	1,564	1,635

Net loss and loss adjustment expense reserves (5)	(2,378)	(2,448)
Salvage reserves (6)	4,893	4,628
Gross loss and loss adjustment expense reserves	2,515	2,180
Total claims-paying resources	$5,341	$5,273

Net debt service outstanding	$139,420	$145,763

Capital ratio (3)	110:1	100:1

Claims-paying ratio (4)	29:1	31:1

(1)	At March 31, 2013 and December 31, 2012 the discount rate was 4.54%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	At March 31, 2013 and December 31, 2012 the discount rate was 5.72%.
(6)	The amount primarily consists of expected recoveries related to the Company’s put-back claims of ineligible mortgage loans.

CONTACT:
MBIA Inc.
Media:
Kevin Brown +1-914-765-3648
or
MBIA Inc.
Investor Relations:
Greg Diamond +1-914-765-3190